UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  4/11/2008

DANVERS BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-333896

Delaware	04-344675
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

One Conant Street, Danvers, Massachusetts 01923

(Address of Principal Executive Offices, Including Zip Code)

(978) 777-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in this Report

Item 5.02(e)          Compensatory Arrangements of Certain Officers.

On April 11, 2008, the Compensation Committee of the Board of Directors of Danvers Bancorp, Inc. (the “Company”) voted to allow L. Mark Panella, the Company’s Chief Financial Officer, to participate in the Company’s Supplemental Executive Retirement Plan (the “SERP”). Under the SERP, Mr. Panella is entitled to receive an annual benefit payable for 15 years upon retirement and after attaining age 65 equal to a fixed percentage of 60% of his final three-year average compensation, reduced by the sum of the benefits payable to him under the Company’s pension plan, his bank-funded benefits under the Company’s 401(k) plan and 50 percent of his Social Security benefits. If Mr. Panella dies while employed by the Company, his beneficiary is entitled to receive 15 annual payments equal to a fixed percentage of the average compensation of his highest three calendar years within the final five calendar years of Mr. Panella’s employment. Mr. Panella may also retire early at age 60 with ten years of service and receive a reduced benefit. Reduced benefits are also payable if he is terminated without cause prior to attaining early or normal retirement age. The reduction for payment of benefits prior to attainment of age 65 is waived if Mr. Panella’s employment is terminated on account of death, disability or termination of employment after a change of control. As a result of his participation in the SERP, Mr. Panella’s previous Supplemental Pension Agreement with the Company will be terminated.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Date: April 16, 2008	DANVERS BANCORP, INC.

	By:	/s/	Michael W. McCurdy
Michael W. McCurdy
Senior Vice President and General Counsel